Amendment No. 1 to pricing supplements

Nos. 208, 235, 304, 341, 342, 343, 344, 693, 1139, 1140, 1253 and 1842 dated July 31, 2015

To prospectus supplement dated July 31, 2015 and

prospectus dated July 31, 2015

Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-206013

Deutsche Bank AG, London Branch

ELEMENTSSM Linked to the Morningstar® Wide Moat FocusSM Total Return Index due October 24, 2022
ELEMENTSSM—“Dogs of the Dow” Linked to the Dow Jones High Yield Select 10 Total Return IndexSM due November 14, 2022

DB Gold Double Short Exchange Traded Notes due February 15, 2038
DB Gold Double Long Exchange Traded Notes due February 15, 2038
DB Gold Short Exchange Traded Notes due February 15, 2038

DB Base Metals Double Short Exchange Traded Notes due June 1, 2038
DB Base Metals Double Long Exchange Traded Notes due June 1, 2038
DB Base Metals Short Exchange Traded Notes due June 1, 2038
DB Base Metals Long Exchange Traded Notes due June 1, 2038

DB Crude Oil Double Short Exchange Traded Notes due June 1, 2038
DB Crude Oil Short Exchange Traded Notes due June 1, 2038
DB Crude Oil Long Exchange Traded Notes due June 1, 2038

DB 3x Short 25+ Year Treasury Bond Exchange Traded Notes due May 31, 2040
DB 3x Long 25+ Year Treasury Bond Exchange Traded Notes due May 31, 2040

DB 3x German Bund Futures Exchange Traded Notes due March 31, 2021
DB German Bund Futures Exchange Traded Notes due March 31, 2021

DB 3x Japanese Govt Bond Futures Exchange Traded Notes due March 31, 2021
DB Japanese Govt Bond Futures Exchange Traded Notes due March 31, 2021
DB 3x Inverse Japanese Govt Bond Futures Exchange Traded Notes due November 30, 2021
DB Inverse Japanese Govt Bond Futures Exchange Traded Notes due November 30, 2021

FI Enhanced Global High Yield ETN Linked to the MSCI World High Dividend Yield USD Gross Total Return Index

Deutsche Bank AG announced on November 25, 2015 that, effective January 1, 2016, it will suspend any further issuances of the twenty-one Exchange Traded Notes set forth above (the “2016 Suspended Securities”). The holders’ option to require Deutsche Bank AG to repurchase the 2016 Suspended Securities will not be affected by this suspension. However, Deutsche Bank AG will not be making additional issuances of these 2016 Suspended Securities to the market effective January 1, 2016.

DB Agriculture Double Short Exchange Traded Notes due April 1, 2038
DB Agriculture Double Long Exchange Traded Notes due April 1, 2038
DB Agriculture Short Exchange Traded Notes due April 1, 2038
DB Agriculture Long Exchange Traded Notes due April 1, 2038

DB Commodity Double Short Exchange Traded Notes due April 1, 2038
DB Commodity Double Long Exchange Traded Notes due April 1, 2038
DB Commodity Short Exchange Traded Notes due April 1, 2038
DB Commodity Long Exchange Traded Notes due April 1, 2038

As previously announced, further issuances of the DB Agriculture Double Long Exchange Traded Notes were suspended on February 14, 2011, and further issuances of the remaining three DB Agriculture Exchange Traded Notes and four DB Commodity Exchange Traded Notes set forth above were suspended on February 9, 2012. We refer to the eight Agriculture and Commodity Exchange Traded Notes, together with the twenty-one 2016 Suspended Securities, as the “securities” in this Amendment No. 1.

As disclosed in the relevant original pricing supplement for each security, the market value of the securities may be influenced by, among other things, the levels of supply and demand for such securities. It is possible that the suspension may materially influence the market value and the liquidity of the securities. The limitations on issuance and sale may cause an imbalance of supply and demand in the secondary market for the securities, which may cause the securities to trade at a premium or discount in relation to their intraday indicative value. See “Risk Factors — We may issue and sell additional securities from time to time but we are under no obligation to do so. Any limitation or suspension on the issuance of the securities may materially and adversely affect the price and liquidity of the securities in the secondary market and may cause the securities to trade at a premium or discount in relation to their intraday indicative security value” in the relevant original pricing supplement for more information. Investors considering any purchase of the securities should be aware of the fact that the trading price of the securities on the exchange could be significantly different from their intraday indicative value, which is meant to approximate the intrinsic economic value of the securities. Paying a premium purchase price over the intraday indicative value of the securities could lead to significant losses.

Investing in the securities involves a number of risks. See “Risk Factors” in the original pricing supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this amendment No. 1, the relevant original pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The agent for the offerings, Deutsche Bank Securities Inc., is our affiliate. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in the relevant original pricing supplement for more information.

The securities are not bank deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

November 30, 2015

We describe the securities in the relevant original pricing supplement, prospectus supplement and prospectus filed with the Securities and Exchange Commission, or SEC. You may access the relevant original pricing supplement, and the related prospectus supplement and prospectus, on the SEC website:

•	Original pricing supplement No. 208 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006071/crt_dp58084-424b3.pdf

•	Original pricing supplement No. 235 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006064/crt_dp58079-424b3.pdf

•	Original pricing supplement No. 304 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006066/dp58019_424b3-6.htm

•	Original pricing supplement No. 341 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006065/crt_dp58011-424b3.pdf

•	Original pricing supplement No. 342 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006063/crt_dp58018-424b3.pdf

•	Original pricing supplement No. 343 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006067/crt_dp58020-424b3.pdf

•	Original pricing supplement No. 344 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006072/crt_dp58021-424b3.pdf

•	Original pricing supplement No. 693 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006070/dp58015_424b3-2.htm

•	Original pricing supplement No. 1139 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006058/dp58022_424b3-9.htm

•	Original pricing supplement No. 1140 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006057/crt-dp58016_424b3.pdf

•	Original pricing supplement No. 1253 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006069/crt-dp58017_424b3.pdf

•	Original pricing supplement No. 1842 dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006062/crt_dp58078-424b3.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000119312515273165/d40464d424b2.htm

Terms used but not defined herein have the meanings given to such terms in the relevant original pricing supplement.